EX 99.B(d)(38)

INVESTMENT SUB-ADVISORY AGREEMENT
SEI INSTITUTIONAL MANAGED TRUST

AGREEMENT made as of this 6 day of December, 2016 between SEI Investments Management Corporation (the “Adviser”) and Fiera Capital Inc. (the “Sub-Adviser”).

WHEREAS, SEI Institutional Managed Trust, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 16, 1994, as amended, (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of a Fund, and the Sub-Adviser is willing to render such investment advisory services; and

WHEREAS, it is intended that the Sub-Adviser will make purchase or sale recommendations for the Assets (as defined below), with those recommendations executed as appropriate by the Adviser or other another sub-adviser to the Fund (the Adviser in such capacity and such other sub-adviser are individually and collectively referred to as the “Overlay Manager”).

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”), by recommending the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                 The Sub-Adviser shall, in consultation with and subject to the direction of the Adviser, recommend from time to time what Assets should be purchased, retained or sold by the Fund.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein), Prospectus, Compliance Policies and Procedures and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal

Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                                  To the extent applicable to its services hereunder, the Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of a Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to a Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(d)                                 The Assets of the Fund shall be held by the Fund’s custodian. The Sub-adviser shall at no time have custody or physical control of the Assets.

(e)                                  To the extent called for by the Trust’s Compliance Policies and Procedures, or as reasonably requested by a Fund, the Sub-Adviser shall provide the Fund with information and advice regarding Assets to assist the Fund in determining the appropriate valuation of such Assets. It is acknowledged that notwithstanding any such assistance, the Sub-Adviser is not responsible for the final valuation of any portfolio securities or other assets or liabilities of the Fund.

(f)                                   The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

(g)                                  The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)                                 (i)                                     Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in a Fund. If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

(ii)                                  The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in a Fund in a manner consistent with the Sub-Adviser’s proxy voting policies currently in effect. As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to a Fund to promptly forward misdirected proxies to the Sub-Adviser.

(i)                                     In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with a Fund concerning the Assets, except as permitted by the policies and procedures of a Fund. The Sub-Adviser shall not provide investment advice to any assets of a Fund other than the Assets.

(j)                                    The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, financial information, and such other information with regard to its affairs, as the Adviser or Board of Trustees may reasonably request. ,The Sub-Adviser shall also furnish to the Adviser, upon reasonable notice of the Adviser, any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers, employees or control affiliates (or such control affiliates’ employees or officers); provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement.

2.                                      Additional Duties of the Sub-Adviser. In connection with its duty to recommend the purchase, retention and disposition of the Assets of the Fund, subject to the provisions of Section 1 of this Agreement, the Sub-Adviser shall also provide the following investment advisory services with respect to the Assets:

(a)                                 provide such recommendations with respect to the purchase, retention and disposition of the Assets of the Fund to the Overlay Manager in the form of a model portfolio or otherwise as appropriate (a “Model Portfolio”) at such times and in such manner as the Adviser reasonably requests. Sub-Adviser acknowledges that Sub-Adviser’s investment recommendations will be implemented by the Overlay Manager with only limited authority to vary from such recommendations.

(b)                                 review the composition of the Assets in the Model Portfolio developed by the Sub-Adviser in light of the Prospectus and any instructions or directions given by the Adviser, and promptly report to the Adviser in the event that the investments in the Model Portfolio do not fully comply with any of the foregoing;

(c)                                  with respect to the Assets, the Overlay Manager will determine the timing and the manner of executing transactions within the Fund pursuant to the Sub-Adviser’s Model Portfolio. The Sub-Adviser shall not be responsible for the timing or the manner of transactions executed by the Overlay Manager. The Sub-Adviser shall not be responsible for compliance violations or variations from the Prospectus or the Adviser’s instructions or directions that result from the manner in which the Overlay Manager either executes or fails to execute the Model Portfolio. The Adviser shall provide to the Sub-Adviser such reports or other information as the Sub-Adviser reasonably requests to assist the Sub-Adviser in providing the Sub-Adviser’s advisory services specified in this Agreement; and

(d)                                 Sub-Adviser shall have no obligation to file with respect to the Fund any required reports with the SEC pursuant to Section 13(f) and Section 13(g) of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Such reports with respect to the Fund shall be filed by the Adviser or the Overlay Manager.

3.                                      Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), Prospectus, Compliance Policies and Procedures, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

4.                                      Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)                                 The Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)                                 By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”); and

(c)                                  Prospectus of each Fund.

5.                                      Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily value of the Assets and any other assets as defined in Schedule B hereto, excluding cash under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero.

6.                                      Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) to the extent caused by or otherwise directly related to the Sub-Adviser’s willful misfeasance, bad faith or negligence, or the reckless disregard of its duties under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) to the extent caused by or otherwise directly related to the Adviser’s willful misfeasance, bad faith or negligence, or the reckless disregard of its duties under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

7.                                      Duration and Termination. This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto. Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of a Fund is not required, and the Sub-Adviser acknowledges that it and any other sub-adviser so selected and approved shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8.                                      Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)                                 in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)                                 to the extent that the Sub-Adviser’s activities or services could affect a Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures with respect to such activities or services that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Paragraph 8(b), along with the policies and procedures referred to in Paragraph 8(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

9.                                   Reporting of Compliance Matters.

(a)                                 The Sub-Adviser shall as promptly as reasonably possible provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents:

(i)                                     copies of all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto;

(ii)                                  a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iii)          a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program during the term of this Agreement;

(iv)                              a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program during the term of this Agreement, as required by Rule 206(4)-7 under the Advisers Act; and

(v)                                 an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 8 and 9 of this Agreement.

(b)                                 The Sub-Adviser shall also provide the Trust’s CCO with:

(i)                                     reasonable access to the testing, analyses, reports and other documentation, or summaries thereof, that the Sub-Adviser’s chief compliance officer relies upon to monitor the effectiveness of the implementation of the Sub-Adviser’s Compliance Program; and

(ii)                                  reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

10.                              Representations, Warranties and Covenants

(a)                                 The Adviser represents, warrants and agrees that: (i) it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (ii) it is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement; and (iii) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

(b)                                 The Sub-Adviser represents, warrants and agrees that: (i) it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (ii) it is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement; and (iii) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

11.                               Confidentiality. Each party to this Agreement shall use its best efforts to treat all information and advice furnished by the other party to it pursuant to this Agreement as confidential and to avoid disclosing same to third parties; provided, however, the Adviser or Sub-Adviser may disclose information (i) to legal counsel; (ii) to brokers and dealers, futures commission merchants, security-based swap dealers, swap dealers and/or counterparties in connection with affecting transactions regarding the Assets; (iii) to third party service providers subject to confidentiality agreements; (iv) as required by law or regulation, court order or other regulatory authority; (v) as requested by regulatory or governmental authorities; and (viii) as otherwise agreed to in writing by the other party. Information that (a) was or becomes generally available to the public, other than as a result of disclosure by the other party; (b) was or becomes available to the other party on a non-confidential basis from a source other than the party, which source is not known to be bound by any obligations of confidentiality; or (c) is independently developed by the other party without reference to or reliance on information or advice furnished pursuant to this Agreement, will not be considered confidential for purposes of this paragraph. Notwithstanding the foregoing, (i) information regarding the Assets, its performance and the Sub-Adviser’s management of the Assets may be provided to those charged with overseeing the Fund’s investments (e.g., the Trust’s Board of Trustees, compliance personnel, investment staff, investment consultants, legal counsel and auditors), and (ii) either party may disclose confidential information to its or its affiliates employees, officers, trustees and/or directors who need to know such information for the purpose of providing and/or evaluating the services provided under this Agreement.

The Sub-Adviser consents to the use of its name, performance data, biographical data and other pertinent data in marketing pieces and advertising materials developed by SIMC or an affiliate thereof for use in marketing the Funds.

12.                               Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13.                               Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.                               Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	SEI Investments Management Corporation
One Freedom Valley Drive Oaks, PA 19456
Attention: Legal Department

To the Trust’s CCO at:	SEI Investments Management Corporation
One Freedom Valley Drive Oaks, PA 19456
Attention: Russ Emery

To the Sub-Adviser at:	Fiera Capital Inc.
375 Park Avenue, 8th Floor
New York, NY 10152
Attention: Stephen A. McShea, General Counsel

15.                         Noncompete Provisions.

(a)                                 The Sub-Adviser hereby agrees that, the Sub-Adviser will:

(i)            waive enforcement of any noncompete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and

(ii)           not become a party to any noncompete agreement or other agreement or arrangement that restricts, limits or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services.

(b)                                 Notwithstanding any termination of this Agreement, the Sub-Adviser’s obligations under this Paragraph 15 shall survive.

16.                               Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

17.                               Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Trust (for purposes of this Paragraph 17, each a “Fund”), the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 7 of this Agreement with respect to such Fund shall be the execution date of the relevant

Schedule.

18.                               Miscellaneous.

(a)                                 A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of a Fund or the Trust.

(b)                                 Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Fiera Capital Inc.

By:	By:

/s/ William T. Lawrence	/s/ Donald Wilkinson, III

Name:	Name:

William T. Lawrence	Donald Wilkinson, III

Title:	Title:

Vice President	Vice Chairman

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Fiera Capital Inc.

As of December 6, 2016

SEI INSTITUTIONAL MANAGED TRUST

Large Cap Fund

Large Cap Growth Fund
Tax-Managed Large Cap Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Fiera Capital Inc.

As of December 6, 2016

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Large Cap, Large Cap Growth and Tax-Managed Large Cap Funds

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional Managed Trust Large Cap, Large Cap Growth and Tax-Managed Large Cap Funds and the average daily value of the assets of any other SEI mutual fund or account with a similar mandate (each a “Large Cap Fund”, collectively the “Large Cap Funds”) to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services (as set forth below).

[REDACTED]

As of the effective date of this Schedule B the Large Cap Funds are as follows:

•                                               SEI Institutional Investments Trust Large Cap Diversified Alpha Fund;

•                                               SEI Institutional Managed Trust Large Cap Fund;

•                                               SEI Institutional Managed Trust Large Cap Growth Fund;

•                                               SEI Institutional Managed Trust Tax-Managed Large Cap Fund;

Agreed and Accepted:

SEI Investments Management Corporation	Fiera Capital Inc.

By:	By:

/s/ William T. Lawrence	/s/ Donald Wilkinson, III

Name:	Name:

William T. Lawrence	Donald Wilkinson, III

Title:	Title:

Vice President	Vice Chairman